Exhibit 10.18

July 23, 2025

Jonathan Jian Wang, Ph.D., MBA

Via email to [***]

Re:	Separation Agreement

Dear Dr. Wang:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Inmagene Biopharmaceuticals (the “Company”) is offering to you to aid in your employment transition.

1. SEPARATION. As you know, the Company has entered into that certain Agreement and Plan of Merger by and between the Company, Ikena Oncology, Inc. (“Ikena”), and the other parties thereto (the “Merger Agreement”), pursuant to which the Company and Ikena intend to undertake a series of merger transactions (collectively, the “Merger”). Your employment termination date will be simultaneous with the Second Effective Time, as defined in the Meger Agreement, which is currently anticipated to be July 25, 2025 (such actual date, the “Separation Date”). In the event the Merger does not close, this Agreement shall be of no force and effect and shall terminate as of the termination of the Merger Agreement.

2. FINAL COMPENSATION. The Company will pay you all compensation earned through the Separation Date, subject to standard payroll deductions and withholdings. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA”), and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits after the Separation Date at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish. You are entitled to these payments and benefits regardless of whether or not you sign this Agreement. Vesting of any equity awards you may have received from the Company will cease as of the Separation Date. Your equity awards shall continue to be governed by the terms of the applicable grant notices, award agreements, and governing plan documents.

3. SEVERANCE BENEFITS. Although the Company has no obligation to do so, if you: (i) sign and return this Agreement to the Company on or within twenty-one (21) calendar days after the date hereof (but not prior to the Separation Date); (ii) allow the releases contained herein to become effective; and (iii) comply with all of your legal and contractual obligations to the Company, then the Company will provide you with the following severance benefits (the “Severance Benefits”): (1) an amount equivalent to ten (10) months of your current base salary, in the gross amount of $405,450.00, subject to standard payroll deductions and withholdings and (2) ten (10) months of COBRA continuation, in each case, pursuant to the terms set forth in the Severance Rights Agreement between you and the Company, dated March 6, 2025 (the “Severance Agreement”).

4. NO OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you have not earned and will not receive from the Company any additional compensation (including base salary, bonus, incentive compensation, equity, equity acceleration, or vesting), severance, or benefits before or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). You agree that the Severance Benefits provided in this Agreement are in full satisfaction of any obligation of the Company to provide you with benefits under the Severance Agreement and that you will not receive any other separation benefits, including severance, equity acceleration, or health care continuation, other than as set forth in this Agreement.

5. EXPENSE REIMBURSEMENTS. You agree that, within thirty (30) calendar days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

6. CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed by you in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family and to your attorneys, accountants, tax preparers and financial advisors; (b) you may disclose this Agreement pursuant to a government investigation, if necessary to enforce its terms, or as otherwise required by law; and (c) you may disclose this Agreement to the extent permitted by the “Protected Rights” section below.

7. NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

8. RELEASE OF CLAIMS

(a) General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, Ikena Oncology, Inc., and each of its and their past, present, and future affiliated, related, parent and subsidiary entities, and its and their directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties”) from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims”).

(b) Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the California Labor Code (as amended), the California Family Rights Act (as amended), and the California Fair Employment and Housing Act (as amended). You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You further acknowledge and agree that, in the event you sign this Agreement prior to the end of the reasonable time period provided by the Company, your decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to employees who sign such an agreement prior to the expiration of the time period. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.

(c) Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, applicable directors and officers liability insurance policy, or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any claims for breach of this Agreement; and (iv) any rights or claims to receive consideration pursuant to the terms of the Merger Agreement.

(d) Protected Rights. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Civil Rights Department, the Department of Justice, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive a government-issued award for information provided to any Government Agencies in connection with a government whistleblower program or protected whistleblower activity, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement (i) prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (ii) waives any rights you may have under Section 7 of the National Labor Relations Act, if applicable (subject to the release of claims set forth herein).

(e) ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) calendar days to consider this Agreement (although you may choose voluntarily to sign it earlier, and changes to this Agreement, whether material or immaterial, do not restart the running of the twenty-one (21) calendar day period); (iv) you have seven (7) calendar days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth calendar day after the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date”).

9. SECTION 1542 WAIVER. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.

10. CONTINUING OBLIGATIONS. You acknowledge and reaffirm your continuing obligations under any applicable confidentiality, intellectual property assignment, and restrictive covenant agreement, which is incorporated herein by reference, and agree to abide by those continuing obligations. You agree to comply with the return of property requirements set forth in the Severance Agreement as and when requested by the Company.

11. NON-DISPARAGEMENT. Except to the extent permitted by the “Protected Rights” section above, you agree not to disparage the Released Parties in any manner likely to be harmful to its or their business, business reputation, or personal reputation; provided that you may respond accurately and fully to any request for information if required by legal process, or in connection with a government investigation. In addition, nothing in this provision or this Agreement prohibits or restrains you from making disclosures protected under whistleblower provisions of federal or state law or from exercising your rights to engage in legally protected speech.

12. MISCELLANEOUS. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The Company may freely assign this Agreement, without your prior written consent. You may not assign any of your duties hereunder and you may not assign any of your rights hereunder without the written consent of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California without regard to conflict of laws principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image signatures (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, or other applicable law) shall be equivalent to original signatures.

If this Agreement is acceptable to you, please sign below and return the original to me. You have twenty-one (21) calendar days from the date hereof to decide whether you would like to accept this Agreement, and the Company’s offer contained herein will automatically expire if you do not sign and return it within this timeframe. Although you may be provided this Agreement prior to the Separation Date for your review, you may not sign it until on or after the Separation Date.

We wish you the best in your future endeavors.

Sincerely,

INMAGENE BIOPHARMACEUTICALS

By:	/s/ Guoliang Yu
Guoliang Yu
Director

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT:

/s/ Jonathan Jian Wang
Jonathan Jian Wang, Ph.D., MBA

Date: July 23, 2025